UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) Aug. 23, 2016

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY INC.	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-03789	SOUTHWESTERN PUBLIC SERVICE COMPANY	75-0575400
(a New Mexico corporation)
Tyler at Sixth
Amarillo, Texas 79101
(303) 571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In February 2016, Southwestern Public Service Company (SPS), a New Mexico corporation, and a wholly owned subsidiary of Xcel Energy Inc., filed a retail electric, non-fuel base rate case in Texas with each of its Texas municipalities and the Public Utility Commission of Texas (PUCT) requesting an overall increase in annual base rate revenue of approximately $71.9 million, or 14.4 percent. The filing is based on a historical test-year (HTY) ended Sept. 30, 2015, a requested return on equity (ROE) of 10.25 percent, an electric rate base of approximately $1.7 billion and an equity ratio of 53.97 percent. In April 2016, SPS revised its request to $68.6 million to update estimated information to reflect actual results.

On Aug. 16, 2016, several intervenors filed direct testimony in response to SPS’ rate request, including the Alliance of Xcel Municipalities (AXM), the Office of Public Utility Counsel (OPUC), Texas Industrial Energy Consumers (TIEC), and the State of Texas’ agencies. AXM recommended a rate increase of approximately $25.2 million, based on a ROE of 9.40 percent and an equity ratio of 51 percent. The recommendations included:

•	Reduced required rate increase by assuming additional amounts for power factor adjustment charges; and

•	Production maintenance expense adjustments for removal of costs associated with outages at three generating stations, which AXM proposed were abnormal and unlikely to recur.

The other intervenors did not present a complete revenue requirement analysis. The majority of the direct testimony focused on specific cost allocation and rate design issues. However, OPUC and TIEC recommended ROEs of 9.20 percent and 9.15 percent, respectively. OPUC also decreased their recommended cost of debt from 5.63 percent to 5.28 percent due to SPS’ borrowing rate in its August 2016 debt issuance, resulting in an estimated revenue reduction of approximately $2.8 million.

On Aug. 23, 2016, PUCT Staff (Staff) filed direct testimony and recommended a rate increase of approximately $32.9 million, based on a ROE of 9.30 percent and an equity ratio of 51 percent. The Staff’s proposed rate increase reflects imputed revenues for power factor adjustment charges and weather normalization.

No party has opposed the revised rate request for post test-year plant additions from the period of Oct. 1, 2015 through Dec. 31, 2015.

The following table summarizes AXM’s and the Staff’s proposed modifications to SPS’ revised rate request:

(Millions of Dollars)	AXM	Staff
SPS’ revised rate request	$68.6	$68.6
Lower ROE and modified capital structure	(16.3)	(20.0)
Revenue adjustments	(9.9)	(12.6)
Production maintenance expense adjustments	(5.3)	—
Operating and maintenance expense adjustments	(3.5)	(1.4)
Taxes other than income	(2.2)	—
Purchased power cost adjustments	(2.1)	—
Rate base adjustments	(0.3)	—
Other, net	0.7	2.8
Total recommended rate increase	$29.7	$37.4
Adjustment to move rate case expenses to a separate docket	(4.5)	(4.5)
Recommendation, excluding rate case expenses	$25.2	$32.9

Key dates in the procedural schedule are as follows:

•	PUCT Staff and Intervenors’ cross-rebuttal testimony — Sept. 7, 2016;

•	SPS’ rebuttal testimony — Sept. 9, 2016; and

•	Hearings — Sept. 27 - Oct. 7, 2016.

Pursuant to legislation passed in Texas in 2015, the final rates established at the end of the case are expected to be effective retroactive to July 20, 2016. A PUCT decision is expected in the first quarter of 2017.

Earnings Guidance
Xcel Energy is reaffirming 2016 ongoing earnings guidance of $2.12 to $2.27 per diluted share. This guidance range is based on several key assumptions previously disclosed, including constructive outcomes in all rate case and regulatory proceedings.

Certain information discussed in this Current Report on Form 8-K is forward-looking information that involves risks, uncertainties and assumptions. Forward-looking information includes, among other information, the expected impact of SPS’ electric rate case, the impact of proposed rate adjustments, our 2016 earnings per share guidance and assumptions, and other statements identified by words such as “may,” “believe,” “expect,” “estimate,” “anticipate,” “would,” or “plan.” Forward-looking statements are subject to certain risks, uncertainties and assumptions. Although Xcel Energy believes that its expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Factors, in addition to those discussed in Xcel Energy’s and SPS’ Annual Report on Form 10-K for the year ended Dec. 31, 2015, and subsequent securities filings, that could cause actual results to differ materially include: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and SPS have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; outcomes of regulatory proceedings; availability of cost of capital; and employee work force factors. Forward-looking statements speak only as of the date they are made, and Xcel Energy expressly disclaims any obligation to update any forward-looking information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aug. 25, 2016	Xcel Energy Inc. (a Minnesota corporation)
Southwestern Public Service Company (a New Mexico corporation)

/s/ ROBERT C. FRENZEL
Robert C. Frenzel
Executive Vice President, Chief Financial Officer